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                                  NEWS RELEASE

Media Contact:     Gia Oei, (603) 929-2489
                   Gia.Oei@latonaassociates.com

                        Investor Contact: Matt Murphy, (603) 929-2376
                   Matt.Murphy@latonaassociates.com

GENERAL CHEMICAL GROUP TO IDLE 500,000 TONS PER YEAR OF SODA-ASH CAPACITY, BROADEN CALCIUM CHLORIDE PRODUCT LINE

Expects annual savings of more than $7 million by 2002

HAMPTON, N.H., Nov. 27, 2000 - The General Chemical Group Inc. (NYSE: GCG) plans to idle approximately 500,000 tons per year of synthetic soda-ash production in Amherstburg, Ontario, Canada, by March 31, 2001 to improve operating efficiencies, generate significant cost savings and better utilize capital. After implementing the plan, the company will serve essentially all of its customers from its more efficient natural soda-ash facility in Green River, Wyo., site of the world's largest and most economically recoverable deposits of natural soda ash.

         The company will continue to produce calcium chloride in Amherstburg, supplemented by additional production at General Chemical's Manistee, Mich., calcium chloride facility, which the company recently acquired from Ambar Chemical Inc. The resulting dual-source supply network will further strengthen General Chemical's already strong market positions in liquid and flake calcium chloride and enable the company to offer new products such as anhydrous pellet. The company has also entered into an agreement to source a secure brine feedstock for both facilities.

Calcium chloride is used for road deicing and roadbed stabilization, among other applications.

         General Chemical expects to take an after-tax charge of approximately $62 million, or $2.95 per diluted share, during the fourth quarter of 2000 in connection with the plan. The charge will include a $46.5 million non-cash write-down of the value of the idled plant assets, as well as severance and other cash charges of approximately $15.5 million.

The plan is contingent upon, among other things, approval from the company's bank group to amend certain financial and other covenants in order to finance the restructuring cost. General Chemical may also seek alternative debt and equity funding sources for the plan.

         The idled capacity represents about 15 percent of the company's total soda-ash production and all of its Amherstburg soda-ash production. General Chemical believes this restructuring will better enable the company to satisfy its customers and maximize its operational efficiencies. The company will return its soda-ash operations to full capacity if market conditions dictate.

         General Chemical Group is a leading producer of soda ash and calcium chloride. Additional information about the company is available online at www.genchem.com.

This announcement includes forward-looking statements. General Chemical has based these forward-looking statements on its current expectations and projections about future events. Although General Chemical believes that its assumptions made in




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connection with the forward-looking statements are reasonable, no assurances can be given that its assumptions and expectations will prove to have been correct. These forward-looking statements are subject to various risks, uncertainties and assumptions, including, without limitation, implementation risks relating to the idling of the Amherstburg soda ash facility and operation of the Manistee and Amherstburg calcium chloride facilities; continued increases in energy prices; continued softness in soda ash pricing; and increased competition in the soda ash industry generally. General Chemical undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this announcement might not occur.



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